Exhibit 99

Keithley Instruments Reports Fiscal 2009 Third Quarter Results

CLEVELAND--(BUSINESS WIRE)--July 28, 2009--Keithley Instruments, Inc. (NYSE:KEI), a world leader in advanced electrical test instruments and systems, today announced results for its fiscal 2009 third quarter ended June 30, 2009.

Third Quarter Fiscal 2009 Results

Net sales were $23.4 million for the third quarter of fiscal 2009, a decrease of $17.5 million, or 43 percent, from net sales of $41.0 million in last year’s third quarter primarily as a result of weak global economic conditions. Sales outside of the Americas represented approximately 70 percent of total sales for the third quarter of fiscal 2009. The effect of a nine percent stronger U.S. dollar negatively impacted sales growth by approximately three percentage points. Net sales decreased two percent compared to the second quarter of fiscal 2009.

During the third quarter of fiscal 2009, the Company reported an operating loss of $2.8 million, compared to an operating loss of $0.4 million during the third quarter of fiscal 2008. The larger operating loss was primarily the result of an $11.3 million decrease in gross margins as a result of lower sales. The decrease in gross margins was partially offset by a 37 percent reduction in operating expenses.

The Company used $1.5 million in cash from operations during the third quarter of fiscal 2009. Cash and short-term investments were $27.0 million at June 30, 2009, a decrease of $1.7 million from the prior quarter.

The Company reported a net loss of $3.4 million, or $0.22 per share, for the third quarter of fiscal 2009 compared to a net loss of $39,000, or $0.00 per share, during last year’s third quarter. The Company was unable to record a tax benefit on the current quarter’s U.S. loss, and recorded tax expense in certain foreign operations, resulting in tax expense of $0.6 million during the third quarter of fiscal 2009. The Company recorded a tax benefit of $86,000 during the third quarter of fiscal 2008.

Orders of $23.7 million for the third quarter decreased 41 percent compared to last year’s orders for the third quarter of $40.5 million. Geographically, orders decreased 33 percent in the Americas, 56 percent in Asia, and 27 percent in Europe when compared to the prior year’s third quarter. Orders from the Company’s semiconductor customers decreased approximately 55 percent, orders from wireless communications customers decreased approximately 85 percent, and orders from precision electronic component and subassembly manufacturers decreased approximately 40 percent, while research and education customer orders increased approximately 15 percent compared to the prior year’s third quarter. The Company had sequential order growth of nine percent versus the second quarter of fiscal 2009. Order backlog decreased $1.3 million during the quarter to $11.5 million as of June 30, 2009.

“While results for the quarter were within our guidance, we continue to be disappointed with our operating losses caused by the depressed level of orders from our production-related customers as a result of their reduced spending,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “We have greatly reduced our operating costs in response to our customers’ reduced spending; however, these efforts have not been enough to offset the gross margin loss on lower sales. Of note, orders increased sequentially and several of the industry segments that we serve have recently reported improved results. Additionally, we were pleased with our working capital management during the quarter.”

Recent Developments and New Product Update

During the quarter, the Company announced its Model 2820A RF Vector Signal Analyzer, which adds enhanced measurement capabilities and support for the latest WCDMA standard. The Company also introduced the Model 2891-IQ Upconverter that is used in wireless device testing and is compatible with Keithley’s RF Vector Signal Generators and Analyzers. Applications for the Company’s RF test solutions include R&D, product development, and production testing of a growing range of wireless handsets, modules, and subassemblies; femtocells and picocells; wireless chipsets; and wireless infrastructure equipment.

The Company also announced that it has expanded its Series 3700 System Switch/Multimeter and plug-in card family with a new high speed matrix card, the Model 3731, and a Web-browser-based graphing toolkit. Keithley’s Series 3700 instruments offer scalable, high-performance switching and multi-channel measurements that are strengthened by the array of cards and software used for automated testing of electronic products and components.

The Company also released the S530 Parametric Test System that is ideal for low-volume semiconductor device companies and research institutes that contain fabrication facilities. Such customers often require automated systems that provide greater flexibility and a lower price than high-volume parametric test systems. The S530 is based on Keithley’s Automated Characterization Suite (ACS) test software which can be applied to individual instruments as well as automated test systems such as the S530. The S530 is another demonstration of the Company’s emphasis on serving the semiconductor industry with instruments, software, and systems as well as decades of semiconductor test applications knowledge.

Nine Month Results

For the nine months ended June 30, 2009, net sales were $78.5 million, down 34 percent from $119.3 million for the same period of last year. The effect of a six percent stronger U.S. dollar negatively impacted sales growth by approximately two percentage points.

During the first nine months of fiscal 2009, the Company reported an operating loss of $8.5 million, excluding $6.7 million of charges for special items for the discontinuance of a product line and an 11 percent reduction in the Company’s worldwide workforce. This compared to operating income of $1.7 million during the first nine months of fiscal 2008. There were no restructuring charges or special write-offs recorded as cost of goods sold in the first nine months of fiscal 2008. The decrease in earnings from operations, excluding the special items, as compared to the prior year’s first nine-months, was primarily the result of a 34 percent decrease in net sales resulting in lower gross margins. Operating expenses of $56.5 million, less restructuring costs of $4.2 million, for the first nine months of fiscal 2009 decreased 24 percent compared to the first nine months of fiscal 2008. The Company reported a GAAP operating loss of $15.2 million for the first nine-months of fiscal 2009.

The Company recorded tax expense of $31.1 million during the nine months ended June 30, 2009, which included a charge of $30.0 million recorded in the first quarter of fiscal 2009 to reserve for the Company’s U.S. deferred tax assets. Additionally, the Company was unable to record a tax benefit on its fiscal 2009 U.S. loss and recorded income in certain foreign operations that resulted in tax expense. For the first nine months of the prior year, the Company recorded tax expense of $0.2 million.

The net loss for the nine months ended June 30, 2009 was $46.1 million, or $2.95 per share, which includes the reserve for U.S. deferred tax assets, restructuring charges and the charges for the discontinuance of a product line. This compares to net income of $2.0 million, or $0.13 per share, in the same period last year.

Orders of $73.1 million for the nine months ending June 30, 2009, decreased 39 percent from $120.1 million for the same period of last year. Geographically, orders decreased 31 percent in the Americas, 51 percent in Asia, and 30 percent in Europe compared to the prior year’s period. For the first nine months of fiscal 2009, semiconductor customer orders comprised approximately 20 percent of the total, wireless communications customer orders were approximately 5 percent of the total, precision electronic components and subassembly manufacturers’ orders were approximately 30 percent of the total, and research and education customer orders were approximately 40 percent of the total.

Balance Sheet and Cash Flow

The Company used $1.5 million of cash from operations during the third quarter of fiscal 2009 and $4.4 million during the first nine months of fiscal 2009. Cash and short-term investments totaled $27.0 million at June 30, 2009, a decrease of $1.7 million from the prior quarter. Total debt was approximately $0.2 million, a reduction of $0.4 million during the quarter. Inventory of $10.4 million decreased $2.0 million during the quarter. Inventory also decreased $9.4 million from September 30, 2008, which includes a $4.0 million reduction for the product line discontinuance incurred during the second quarter of fiscal 2009. Inventory turns were 4.1 at June 30, 2009 compared to 2.6 at March 31, 2009 and 2.7 at September 30, 2008. Trade receivables were $10.7 million, down $0.3 million from the prior quarter and down $5.5 million from September 30, 2008. Days sales outstanding were 42 at June 30, 2009, compared to 40 at March 31, 2009 and 47 at September 30, 2008.

Operations Outlook

“Our customers’ capital spending remains at greatly reduced levels as a result of current macroeconomic conditions, and we remain unclear about when in the future they will begin to increase their spending for test and measurement equipment. We remain focused on executing against our business plan and on aligning our costs with the current economic reality, and we plan to return to profitability in fiscal 2010. Additionally, we will continue to effectively manage our cash, short-term investments and working capital,” stated Keithley.

Based upon current expectations, the Company is estimating sales for the fourth quarter of fiscal 2009, which will end September 30, 2009, to range between $22 and $26 million. The Company expects a loss for the fourth quarter. For fiscal year 2009, the Company expects to record tax expense as a result of taxes generated in foreign jurisdictions.

Use of Non-GAAP Financial Measures

Operating (loss) income, excluding special items, is a “non-GAAP” financial measure. The tables included in this release contain a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure. Operating (loss) income, excluding special items, is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income (loss) or operating income (loss) or other measures of performance determined in accordance with GAAP. The Company also discloses percentages relating to these non-GAAP measures.

Keithley’s management believes that operating (loss) income, excluding special items, reflects an additional way of viewing aspects of the Company’s business. When viewed with and reconciled to the corresponding GAAP measures, they provide a more complete understanding of the Company’s results from operations and help identify trends in the Company’s business. A general limitation of these non-GAAP measures is that use of these measures (as compared to the related GAAP measures) may reduce comparability with other companies that may calculate similar non-GAAP measures differently.

Forward Looking Statements

Statements in the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, spending and tax rates are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets including the ability of the Company’s customers to access credit and the Company’s risk to cash and short-term investments that are not backed by a government agency; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling of orders in backlog; timing of recognizing shipments as revenue; changes in product and sales mix, and the related effects on gross margins; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the impact of the Company’s fixed costs in a period of declining sales; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to effectively manage outsourcing arrangements without disruption to demand schedules or quality standards; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to implement and realize the benefits of planned cost savings and other initiatives to return to profitability and its ability to do so without adversely affecting the Company’s product development programs and strategic initiatives; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; changes in the fair value of the Company’s investments; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; potential changes in pension plan assumptions; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; government actions which impact worldwide trade; the ability of the Company to maintain compliance with the New York Stock Exchange’s continued listing standards; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Tuesday, July 28, 2009, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company's website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands of Dollars Except for Per Share Data) (Unaudited)

	FOR THE THREE MONTHS				FOR THE NINE MONTHS
	ENDED JUNE 30,				ENDED JUNE 30,

	2009		2008		2009		2008
NET SALES	$23,438	100.0%	$40,955	100.0%	$78,469	100.0%	$119,331	100.0%

Cost of goods sold	10,953	46.7	17,191	42.0	34,657	44.2	48,588	40.7
Inventory write-off and accelerated depreciation for discontinued product line

	-	0.0	-	0.0	2,540	3.2	-	0.0

Gross profit	12,485	53.3	23,764	58.0	41,272	52.6	70,743	59.3

Selling, general and administrative expenses
	11,678	49.8	17,441	42.6	37,952	48.3	49,869	41.8
Product development expenses	3,655	15.6	6,771	16.5	14,341	18.3	19,212	16.1
Restructuring charges	-	0.0	-	0.0	4,202	5.4	-	0.0

Operating (loss) income	(2,848)	(12.1)	(448)	(1.1)	(15,223)	(19.4)	1,662	1.4

Investment income	42	0.2	338	0.8	274	0.4	1,321	1.1
Interest expense	(19)	(0.1)	(15)	(0.0)	(47)	(0.1)	(53)	(0.0)
Impairment of long-term investments	-	0.0	-	0.0	-	0.0	(670)	(0.6)

(Loss) income before income taxes	(2,825)	(12.0)	(125)	(0.3)	(14,996)	(19.1)	2,260	1.9

Income tax expense (benefit)	601	2.6	(86)	(0.2)	31,068	39.6	225	0.2

NET (LOSS) INCOME	$(3,426)	(14.6)%	$(39)	(0.1)%	$(46,064)	(58.7)%	$2,035	1.7%

Basic (loss) income per share	$(0.22)		$(0.00)		$(2.95)		$0.13
Diluted (loss) income per share	$(0.22)		$(0.00)		$(2.95)		$0.13

Cash dividends per Common Share	$.0125		$.0375		$.0875		$.1125
Cash dividends per Class B Common Share
	$.010		$.030		$.070		$.090

Weighted average number of shares outstanding (000) - Diluted
	15,649		15,772		15,626		16,106

KEITHLEY INSTRUMENTS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands of Dollars) (Unaudited)

	June 30, 2009	September 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$25,542	$22,073
Restricted cash	558	-
Short-term investments	868	5,700
Accounts receivable and other, net of allowances	10,926	17,265
Inventory	10,389	19,823
Other current assets	2,320	7,562

Total current assets	50,603	72,423

Property, plant and equipment, net	11,584	13,152
Other assets	12,044	52,403

Total assets	$74,231	$137,978

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$199	$23
Accounts payable	3,997	7,325
Other current liabilities	10,016	14,389

Total current liabilities	14,212	21,737

Long-term debt	--	--
Other long-term liabilities	22,436	12,939

Shareholders' equity	37,583	103,302

Total liabilities and shareholders' equity	$74,231	$137,978

KEITHLEY INSTRUMENTS, INC. RECONCILIATION OF REPORTED GAAP RESULTS TO NON-GAAP FINANCIAL MEASURES (In Thousands of Dollars) (Unaudited)

	FOR THE THREE MONTHS				FOR THE NINE MONTHS
	ENDED JUNE 30,				ENDED JUNE 30,

	2009		2008		2009		2008

GAAP operating (loss) income	$(2,848)	(12.1)%	$(448)	(1.1)%	$(15,223)	(19.4)%	$1,662	1.4%
Non-GAAP adjustments:
Inventory write-off and accelerated depreciation for discontinued product line

	-	0.0	-	0.0	2,540	3.2	-	0.0
Restructuring charges:
Other non-cash exit costs	-	0.0	-	0.0	1,958	2.5	-	0.0
Severance and related charges	-	0.0	-	0.0	2,244	2.9	-	0.0

Non-GAAP operating
(loss) income	$(2,848)	(12.1)%	$(448)	(1.1)%	$(8,481)	(10.8)%	$1,662	1.4%

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-498-2618
Vice President and Chief Financial Officer
http://www.keithley.com